Exhibit 99.1

Allarity Therapeutics Announces Dosing of Second Patient in New Phase 2 Trial of Stenoparib in Advanced Ovarian Cancer

TARPON SPRINGS, Fla., June 27, 2025 -- Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated, dual PARP and WNT pathway inhibitor today announced that the second patient has been dosed in its new Phase 2 clinical trial protocol evaluating stenoparib in patients with advanced, recurrent, platinum-resistant or platinum-ineligible ovarian cancer.

Commenting on the development, Thomas Jensen, Chief Executive Officer of Allarity Therapeutics, stated:

“We are pleased to see the second patient enrolled so soon after the trial’s launch. This pace of enrollment suggests a strong level of engagement from our investigators, who appear highly attuned to the opportunity to explore stenoparib’s potential for patients with few or no remaining treatment options.”

This new trial builds on earlier Phase 2 data demonstrating durable clinical benefit and favorable tolerability with twice-daily dosing of stenoparib. It focuses on the platinum resistant patient population for whom current treatment options are extremely limited. Stenoparib may represent a novel, targeted and better-tolerated treatment option for these patients who are typically offered only marginally effective, toxic chemotherapies.

In parallel, this trial will serve to advance Allarity’s proprietary Drug Response Predictor (DRP®) companion diagnostic and further evaluate the WNT-modulating mechanism of action unique to stenoparib.

About Stenoparib
Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the WNT signaling pathway. Aberrant WNT/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking WNT pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, may have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be enhanced. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients across dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for dozens of anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the progress and expected pace of enrollment in the Company’s Phase 2 trial of stenoparib; the potential therapeutic benefit of stenoparib for patients with advanced ovarian cancer; and the Company’s efforts to develop and validate the DRP companion diagnostic. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to clinical trial execution and enrollment rates; the potential for delays or negative outcomes in the trial; regulatory uncertainties; and the Company’s ability to generate and interpret clinical data to support future development milestones. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

###

Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com